FOR IMMEDIATE RELEASE                                           NR10-10

 DYNEGY ANNOUNCES SECOND QUARTER 2010 FINANCIAL RESULTS

•	Second quarter 2010 Adjusted EBITDA of $124 million essentially flat period-over-period
o	Increased contributions from physical transactions that reflect improved market pricing, offset by reduced contributions from financial transactions
o	Decreased production volumes driven by the sale of certain assets in the fourth quarter 2009, as well as planned and unplanned outages

•	Second quarter 2010 net loss attributable to Dynegy Inc. of $191 million, compared to a net loss attributable to Dynegy Inc. of $345 million in the second quarter 2009

•	Capital structure includes liquidity of approximately $2 billion

•	Company narrows 2010 earnings guidance estimates

HOUSTON (August 6, 2010) – Dynegy Inc. (NYSE: DYN) today announced that Adjusted EBITDA for the second quarter 2010 was $124 million, compared to $125 million for the second quarter 2009.  The company also reported a net loss attributable to Dynegy Inc. of $191 million or $(1.59) per diluted share for the second quarter 2010, compared to a net loss of $345 million or $(2.05) per diluted share for the second quarter 2009.  The net loss in the second quarter 2010 included $262 million of mark-to-market losses ($162 million after tax) associated with forward power sales.  The net loss in the second quarter 2009 was primarily driven by asset impairment charges of $405 million ($249 million after tax) and mark-to-market losses of $103 million ($62 million after tax) associated with forward power sales.

A comparison of the company’s second quarter results period-over-period, including items that affected the GAAP measures of net income and net loss, is provided in more detail in the table below and the schedules that accompany this news release.

“Adjusted EBITDA in the second quarter 2010 was virtually the same compared to the second quarter 2009.  This was essentially the result of stronger market pricing in two of our key regions that offset the reduction of production volumes from assets sold in the fourth quarter 2009,” said Bruce A. Williamson, Chairman, President and Chief Executive Officer of Dynegy Inc.  “We maintained our focus on operating and commercializing well, despite the impact of an extended outage of a coal-fired unit that lowered our in-market availability to approximately 85 percent.  In addition, we made significant progress toward completion of our Midwest environmental projects.  More recently, we secured and priced the majority of our Powder River Basin coal supply requirements through 2015 on terms that support our commitment to being a lower-cost generator.”

Second Quarter Comparative Results

A comparison of the company’s second quarter results period-over-period is set forth in the table below (in millions of dollars, except per share amounts).  The non-GAAP financial measures of EBITDA, Adjusted EBITDA, Adjusted Cash Flow from Operations and Adjusted Free Cash Flow are used by management to evaluate Dynegy’s business on an ongoing basis.  Definitions, purposes and uses of such non-GAAP measures are included in Item 2.02 to our Current Report on Form 8-K filed with the SEC on August 6, 2010, which is available on the company’s website free of charge at www.dynegy.com.  Reconciliations of these measures to the most directly comparable GAAP measures are included in the accompanying schedules to this news release.

At Dynegy’s Annual Meeting of Stockholders on May 21, 2010, stockholders approved an amendment and restatement of Dynegy’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of Dynegy’s outstanding common stock at a reverse split ratio of 1-for-5 and to proportionately decrease the number of authorized shares of Dynegy’s capital stock.  The reverse stock split became effective on May 25, 2010.  As such, basic and diluted losses per share attributable to Dynegy Inc. have been calculated to reflect the 1-for-5 reverse stock split for the periods presented.

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	3 Months Ended 6/30/2010	3 Months Ended 6/30/2009
Basic Earnings (Loss) Per Share Attributable to Dynegy Inc.	$(1.59)	$(2.05)
Diluted Earnings (Loss) Per Share Attributable to Dynegy Inc.	$(1.59)	$(2.05)

Net Loss Attributable to Dynegy Inc.	$(191)	$(345)
Add Back:
Income Tax Benefit	(128)	(205)
Interest Expense	91	98
Depreciation and Amortization Expense	90	94
EBITDA	(138)	(358)
Plus / (Less):
Impairment Charges	-	405
Sandy Creek Mark-to-Market Gains	-	(15)
Gain on Sale of Heard County	-	(10)
Mark-to-Market Losses, Net	262	103
Adjusted EBITDA	$124	$125

Power Generation

Dynegy’s diversified power generation business includes three business segments: the Midwest, with approximately 5,200 megawatts of generation capacity; the West, with approximately 3,700 megawatts of generation capacity; and the Northeast, with approximately 3,300 megawatts of generation capacity.

Adjusted EBITDA from the power generation segments was $150 million for the second quarter 2010, compared to $170 million for the second quarter 2009.

Management does not allocate interest expense and income taxes on a segment level and therefore uses operating income as the most directly comparable GAAP measure.  The operating loss from the power generation segments was $200 million for the second quarter 2010, which included mark-to-market losses of $262 million ($162 million after tax).  This compares to an operating loss of $421 million for the second quarter 2009.  The operating loss during the second quarter 2009 included $405 million in impairment charges ($249 million after tax), as well as mark-to-market losses of $103 million ($62 million after tax).

The following operational and commercial factors influenced the company’s second quarter 2010 Adjusted EBITDA as compared to the second quarter 2009.  Included in the business segment discussion are references to energy contributions.  Energy contributions include both physical and financial transactions.  Physical transactions consist of generation sales, while financial transactions refer to hedging activities that include financial swaps and options activity.

•
Midwest – Adjusted EBITDA decreased 33 percent and production volumes decreased 6 percent.  Net energy contributions declined period-over-period.  Contributions from physical transactions benefited from higher power prices and spark spreads; however, this was more than offset by reduced volumes related to unplanned outages and less favorable contributions from financial transactions.  Also contributing to the decrease in Adjusted EBITDA was the absence of capacity revenues from assets sold in the fourth quarter 2009.  The company’s coal fleet production volumes decreased 4 percent primarily due to unplanned outages.  Combined-cycle production volumes decreased 10 percent, also due to unplanned outages.

•
West – Adjusted EBITDA decreased 14 percent and production volumes decreased 62 percent.  Net energy contributions declined slightly period-over-period.  Tolling revenues declined due to assets sold in the fourth quarter 2009.  The decrease in production volumes can be attributed to the sale of two assets in the fourth quarter 2009, compressed spark spreads and planned and unplanned outages.

•
Northeast – Adjusted EBITDA increased 185 percent while production volumes decreased 26 percent.  Net energy contributions from physical and financial transactions increased period-over-period.  Contributions from physical transactions benefited from higher power prices and spark spreads, and financial transactions were more favorable.  Also contributing to the overall increase in Adjusted EBITDA were lower operating and maintenance costs and a period-over-period benefit associated with coal costs due to a coal inventory write-down in 2009.  These benefits were partially offset by the absence of energy and capacity revenues from an asset sold in the fourth quarter 2009.  The decrease in production volumes can be attributed to the asset sale in the fourth quarter 2009 and reduced dispatch of the Danskammer coal-fired facility.  This decline was partially offset by increased run-times from combined-cycle facilities and the Roseton dual-fired facility due to improved spark spreads and power prices.

Adjusted Cash Flow from Operations for generation was $635 million for the six months ended June 30, 2010, while maintenance and environmental capital expenditures were $76 million and $121 million, respectively.  Adjusted Cash Flow from Operations for generation was $343 million for the six months ended June 30, 2009, while maintenance and environmental capital expenditures were $74 million and $169 million, respectively.  The period-over-period increase in Adjusted Cash Flow from Operations for generation is primarily the result of a decrease in collateral postings with the company’s futures clearing manager, including the posting of a letter of credit in substitute of cash.  Adjusted Free Cash Flow from the power generation business was $438 million for the six months ended June 30, 2010, compared to $100 million for the six months ended June 30, 2009.

On a GAAP basis, Cash Flow from Operations for generation was $635 million for the six months ended June 30, 2010, and $338 million for the six months ended June 30, 2009.  Net cash used in investing activities was $521 million for the six months ended June 30, 2010, compared to $213 million for the six months ended June 30, 2009.  Net cash used in financing activities was $36 million for the six months ended June 30, 2010.  Net cash provided by financing activities was $54 million for the six months ended June 30, 2009.

Other

Other primarily consists of general and administrative expenses, partially offset by interest income.  General and administrative expenses were $28 million in the second quarter 2010, compared to $45 million in the second quarter 2009.  The period-over-period decrease in general and administrative expenses primarily resulted from the company’s multi-year cost reduction program, which was initiated in 2009, decreased professional service expenses and lower long-term compensation expense due to the decline in the stock price.  Interest income was approximately $1 million for both the second quarter 2010 and the second quarter 2009.  In Other, the company reported a $26 million Adjusted loss before interest, taxes and depreciation and amortization ($29 million operating loss) during the second quarter 2010, compared to an Adjusted loss before interest, taxes and depreciation and amortization of $45 million ($50 million operating loss) during the second quarter 2009.

Consolidated Interest Expense and Taxes

The company’s interest expense totaled $91 million for the second quarter 2010, compared to an interest expense of $98 million for the second quarter 2009.  The lower interest expense in the second quarter 2010 was primarily driven by lower outstanding debt balances associated with the paydown of 2011 and 2012 bond maturities and the deconsolidation of PPEA Holding Company, LLC as provided by new accounting standards that went into effect on January 1, 2010.  This was partially offset by the issuance of $235 million of senior unsecured notes in connection with a strategic transaction in the fourth quarter 2009, as well as higher rates on the company’s variable-rate debt.  The income tax benefit from continuing operations was $128 million for the second quarter 2010, compared to an income tax benefit from continuing operations of $204 million for the second quarter 2009.  The reduced income tax benefit in the second quarter 2010 primarily resulted from the reduced net loss period-over-period.

Liquidity and Debt

As of June 30, 2010, Dynegy’s liquidity was approximately $2 billion.  This consisted of approximately $500 million in cash on hand and short-term investments and approximately $1.5 billion in unused availability under the company’s credit facility.  During the second quarter, the company added a $150 million contingent letter of credit facility that, while currently unavailable, will provide additional liquidity for 2012 commercial activity in the event of widened spark spreads.

As of August 2, 2010, liquidity was approximately $2 billion, which consisted of approximately $600 million in cash on hand and short-term investments and approximately $1.4 billion in unused availability under the company’s credit facility.

As of June 30, 2010, Dynegy’s net debt and other obligations totaled $4.1 billion.  This included net cash on hand and short-term investments of approximately $500 million and restricted cash of $850 million.

Consolidated Cash Flow

Adjusted Cash Flow from Operations totaled an inflow of $369 million for the six months ended June 30, 2010.  There was a cash inflow of $635 million from the power generation business, offset by outflows of $266 million in Other resulting primarily from general and administrative expenses and interest payments, net of interest income.

For the six months ended June 30, 2010, Dynegy’s Adjusted Free Cash Flow was an inflow of $168 million.  Capital expenditures included maintenance and environmental capital expenditures of $80 million and $121 million, respectively, the latter of which reflects the company’s continuing investment in environmental upgrades.

For the six months ended June 30, 2009, Dynegy’s Adjusted Free Cash Flow was an outflow of $156 million.  This consisted of Adjusted Cash Flow from Operations of $90 million, offset by maintenance and environmental capital expenditures of $77 million and $169 million, respectively.

On a GAAP basis, Cash Flow from Operations for the six months ended June 30, 2010, and June 30, 2009, was $368 million and $60 million, respectively.  Net cash used in investing activities for the six months ended June 30, 2010, and June 30, 2009, was $521 million and $213 million, respectively.  Net cash used in financing activities was $36 million for the six months ended June 30, 2010.  Net cash provided by financing activities was $54 million for the six months ended June 30, 2009.

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2010 Guidance Estimates

On May 10, 2010, the company provided Adjusted EBITDA, Adjusted Cash Flow from Operations and Adjusted Free Cash Flow ranges for 2010.  In today’s news release, the company is narrowing those ranges.  The new ranges are:

•	A range of Adjusted EBITDA of $465 million to $530 million;
•	A range of Adjusted Cash Flow from Operations of $200 million to $265 million; and
•	A range of Adjusted Free Cash Flow of $(145) million to $(80) million.

The new ranges reflect a $175 million increase in Adjusted Cash Flow from Operations that resulted from a decrease in cash collateral postings with the company’s futures clearing manager, including the posting of a letter of credit in substitute of cash.  A large part of this $175 million increase is offset in cash used in investing activities.  Since the increase in Adjusted Cash Flow from Operations is offset by a corresponding decrease in cash used in investing activities or an increase in letters of credit, this change has no resulting impact on liquidity.
The guidance estimates for the most directly comparable measures on a GAAP basis include:
•	A range of Net Loss of $(205) million to $(165) million;
•	A range of Cash Flow from Operations of $200 million to $265 million;
•	Net Cash used in Investing Activities of $(700) million; and
•	Net Cash used in Financing Activities of $(65) million.

These estimates reflect quoted forward commodity price curves as of July 6, 2010.  These estimates also reflect assumptions regarding, among other things, sales volumes, fuel costs and other operational and commercial activities.

Investor Conference Call/Web Cast

Dynegy will discuss its second quarter 2010 financial results during an investor conference call and web cast today, August 6, 2010, at 10 a.m. ET/9 a.m. CT.  Participants may access the web cast and the related presentation materials in the “Investor Relations” section of www.dynegy.com.

About Dynegy Inc.

Through its subsidiaries, Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets.  The power generation portfolio consists of approximately 12,200 megawatts of baseload, intermediate and peaking power plants fueled by a mix of natural gas, coal and fuel oil.  DYNC

Certain statements included in this news release are intended as “forward-looking statements.”  These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning financial guidance estimates and anticipated earnings or cash flows.  Historically, Dynegy’s performance has deviated, in some cases materially, from its cash flow and earnings estimates, and Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements.  While Dynegy would expect to update these estimates on a quarterly basis, it does not intend to update these estimates during any quarter because definitive information regarding its quarterly financial results is not available until after the books for the quarter have been closed.  Accordingly, Dynegy expects to provide updates only after it has closed the books and reported the results for a particular quarter, except as otherwise required by applicable law.

Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements.  Specifically, Dynegy cautions that: market fundamentals and trends may not be to Dynegy’s benefit or as Dynegy anticipates; Dynegy’s capital resources and available liquidity may be negatively impacted by market forces beyond its control, reducing capital available for discretionary or other purposes; Dynegy’s asset base may not perform at the level anticipated; changes in commodity prices for fuel and power may negatively impact Dynegy and impact its ability to continue to satisfy its credit agreement financial covenants; and uncertainties exist regarding environmental regulations, litigation and other legal, legislative or regulatory developments and their potential impacts on Dynegy’s businesses.  More information about the risks and uncertainties relating to these forward-looking statements is found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2009, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, and its Current Reports, all of which are available free of charge on Dynegy’s website at www.dynegy.com.  Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.

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DYNEGY INC.
REPORTED UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenues	$239	$450	$1,097	$1,354
Cost of sales	(231)	(263)	(539)	(641)
Operating and maintenance expense, exclusive of depreciation and amortization expense shown separately below	(118)	(137)	(231)	(252)
Depreciation and amortization expense	(90)	(89)	(165)	(175)
Goodwill impairments	-	-	-	(433)
Impairments and other charges, exclusive of goodwill impairments shown separately above	(1)	(387)	(1)	(387)
General and administrative expenses	(28)	(45)	(59)	(83)
Operating income (loss)	(229)	(471)	102	(617)

Earnings (losses) from unconsolidated investments	-	13	(34)	21
Interest expense	(91)	(98)	(180)	(196)
Other income and expense, net	1	4	2	8
Loss from continuing operations before income taxes	(319)	(552)	(110)	(784)

Income tax benefit	128	204	63	113
Loss from continuing operations	(191)	(348)	(47)	(671)

Income (loss) from discontinued operations, net of tax	-	2	1	(12)
Net loss	(191)	(346)	(46)	(683)

Less: Net loss attributable to the noncontrolling interests	-	(1)	-	(3)
Net loss attributable to Dynegy Inc.	$(191)	$(345)	$(46)	$(680)

Basic loss per share attributable to Dynegy Inc.:
Loss from continuing operations (1)	$(1.59)	$(2.06)	$(0.39)	$(3.98)
Income (loss) from discontinued operations	-	0.01	0.01	(0.07)
Basic loss per share attributable to Dynegy Inc.	$(1.59)	$(2.05)	$(0.38)	$(4.05)

Diluted loss per share attributable to Dynegy Inc.:
Loss from continuing operations (1)	$(1.59)	$(2.06)	$(0.39)	$(3.98)
Income (loss) from discontinued operations	-	0.01	0.01	(0.07)
Diluted loss per share attributable to Dynegy Inc.	$(1.59)	$(2.05)	$(0.38)	$(4.05)

Basic shares outstanding	120	168	120	168
Diluted shares outstanding	121	169	121	169

(1)	A reconciliation of basic loss per share from continuing operations attributable to Dynegy Inc. to diluted loss per share from continuing operations attributable to Dynegy Inc. is presented below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Loss from continuing operations	$(191)	$(348)	$(47)	$(671)
Less: Net loss attributable to the noncontrolling interests	-	(1)	-	(3)
Loss from continuing operations attributable to Dynegy Inc. for basic and diluted loss per share	$(191)	$(347)	$(47)	$(668)

Basic weighted-average shares (2)	120	168	120	168

Effect of dilutive securities:
Stock options and restricted stock	1	1	1	1
Diluted weighted-average shares (2)	121	169	121	169

Loss per share from continuing operations attributable to Dynegy Inc.:
Basic	$(1.59)	$(2.06)	$(0.39)	$(3.98)

Diluted (3)	$(1.59)	$(2.06)	$(0.39)	$(3.98)

(2)	Basic and diluted weighted average shares have been adjusted to reflect the May 25, 2010, one-for-five reverse stock split for all periods presented.
(3)
Entities with a net loss from continuing operations are prohibited from including potential common shares in the computation of diluted per-share amounts. Accordingly, Dynegy Inc. has utilized the basic shares outstanding amount to calculate both basic and diluted loss per share for the three and six months ended June 30, 2010, and June 30, 2009.

DYNEGY INC.
REPORTED SEGMENTED RESULTS OF OPERATIONS
THREE MONTHS ENDED JUNE 30, 2010
(UNAUDITED) (IN MILLIONS)

	Power Generation
	GEN - MW	GEN - WE	GEN - NE	OTHER	Total
Net loss attributable to Dynegy Inc.					$(191)
Plus / (Less):
Income tax benefit					(128)
Interest expense					91
Depreciation and amortization expense					90
EBITDA (1)	$(102)	$8	$(18)	$(26)	$(138)
Plus / (Less):
Mark-to-market losses, net	183	24	55	-	262
Adjusted EBITDA (1)	$81	$32	$37	$(26)	$124

(1)
EBITDA and Adjusted EBITDA are non-GAAP financial measures. Please refer to Item 2.02 of our Form 8-K filed on August 6, 2010, for definitions, utility and uses of such non-GAAP financial measures. A reconciliation of EBITDA to Operating loss is presented below. Management does not allocate interest expenses and income taxes on a segment level and therefore uses Operating loss as the most directly comparable GAAP measure.

	Power Generation
	GEN - MW	GEN - WE	GEN - NE	OTHER	Total

Operating loss	$(165)	$(9)	$(26)	$(29)	$(229)
Other items, net	-	-	-	1	1
Depreciation and amortization expense	63	17	8	2	90
EBITDA	$(102)	$8	$(18)	$(26)	$(138)

DYNEGY INC.
REPORTED SEGMENTED RESULTS OF OPERATIONS
THREE MONTHS ENDED JUNE 30, 2009
(UNAUDITED) (IN MILLIONS)

	Power Generation
	GEN - MW	GEN - WE	GEN - NE	OTHER	Total
Net loss attributable to Dynegy Inc.					$(345)
Plus / (Less):
Income tax benefit (1)					(205)
Interest expense					98
Depreciation and amortization expense					94
EBITDA (2)	$(27)	$80	$(366)	$(45)	$(358)
Plus / (Less):
Impairments (3)	18	-	387	-	405
Sandy Creek mark-to-market gains (4)	-	(15)	-	-	(15)
Gain on sale of Heard County (5)	-	(10)	-	-	(10)
Mark-to-market losses (gains), net	129	(18)	(8)	-	103
Adjusted EBITDA (2)	$120	$37	$13	$(45)	$125

(1)	Includes additional expense of $10 million due to revised assumptions around the ability to utilize certain state deferred tax assets.
(2)
EBITDA and Adjusted EBITDA are non-GAAP financial measures. Please refer to Item 2.02 of our Form 8-K filed on August 6, 2010, for definitions, utility and uses of such non-GAAP financial measures. A reconciliation of EBITDA to Operating income (loss) is presented below. Management does not allocate interest expenses and income taxes on a segment level and therefore uses Operating income (loss) as the most directly comparable GAAP measure.

	Power Generation
	GEN - MW	GEN - WE	GEN - NE	OTHER	Total

Operating income (loss)	$(68)	$29	$(382)	$(50)	$(471)
Earnings from unconsolidated investments	-	13	-	-	13
Other items, net	-	2	-	2	4
Net loss attributable to the noncontrolling interests	1	-	-	-	1
Add: Depreciation and amortization expense	57	13	16	3	89
EBITDA from continuing operations	(10)	57	(366)	(45)	(364)
EBITDA from discontinued operations (6)	(17)	23	-	-	6
EBITDA	$(27)	$80	$(366)	$(45)	$(358)

(3)
During the second quarter 2009, we recognized pre-tax charges of approximately $197 million ($120 million after-tax) related to asset impairments. These impairments were recorded due to management's conclusion that it was more likely than not that these assets would be sold prior to the end of their previously estimated useful lives. Below is the breakdown of these asset impairment charges by region:

	Pre-tax	After-tax
GEN-MW
Bluegrass (a)	$18	$11
Total	$18	$11

GEN-NE
Bridgeport (b)	$179	$109
Total	$179	$109

(a) The Bluegrass power generation facility was sold in the fourth quarter 2009. These charges are included in Income (loss) from discontinued operations, net of tax, on our Reported Unaudited Condensed Consolidated Statements of Operations and are described in our Annual Report on Form 10-K for the year ended December 31, 2009.

(b) These charges are included in Impairments and other charges on our Reported Unaudited Condensed Consolidated Statements of Operations and are described in our Annual Report on Form 10-K for the year ended December 31, 2009.

In addition, GEN-NE also included a $208 million ($129 million after-tax) impairment charge related to our Roseton and Danskammer power generation facilities as a result of continued weakening in forward capacity and forward power prices in certain of the markets in which we operate. This charge is included in Impairments and other charges on our Reported Unaudited Condensed Consolidated Statements of Operations and is described in our Annual Report on Form 10-K for the year ended December 31, 2009.

(4)
We recognized pre-tax income of approximately $15 million ($10 million after-tax) related to the change in fair value of the Sandy Creek Project interest rate swaps. This income is included in Earnings (losses) from unconsolidated investments on our Reported Unaudited Condensed Consolidated Statements of Operations.

(5)
We recognized a pre-tax gain of approximately $10 million ($6 million after-tax) on the sale of our Heard County power generation facility. This gain is included in Income (loss) from discontinued operations, net of tax, on our Reported Unaudited Condensed Consolidated Statements of Operations.

(6)	A reconciliation of EBITDA from discontinued operations to Income from discontinued operations, net of tax, is presented below.

EBITDA from discontinued operations		$6
	Depreciation and amortization expense from discontinued operations	(5)
Income tax benefit from discontinued operations		1
Income from discontinued operations, net of tax		$2

DYNEGY INC.
REPORTED SEGMENTED RESULTS OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2010
(UNAUDITED) (IN MILLIONS)

	Power Generation
	GEN - MW	GEN - WE	GEN - NE	OTHER	Total
Net loss attributable to Dynegy Inc.					$(46)
Plus / (Less):
Income tax benefit (1)					(63)
Interest expense					180
Depreciation and amortization expense					165
EBITDA (2)	$174	$70	$51	$(59)	$236
Plus / (Less):
Asset impairment (3)	37	-	-	-	37
Plum Point mark-to-market gains (4)	(6)	-	-	-	(6)
Mark-to-market losses, net	4	1	4	-	9
Adjusted EBITDA (2)	$209	$71	$55	$(59)	$276

(1)	Includes a benefit of $16 million related to the release of a reserve for uncertain tax positions upon completion of an audit.
(2)
EBITDA and Adjusted EBITDA are non-GAAP financial measures. Please refer to Item 2.02 of our Form 8-K filed on August 6, 2010, for definitions, utility and uses of such non-GAAP financial measures. A reconciliation of EBITDA to Operating income (loss) is presented below. Management does not allocate interest expenses and income taxes on a segment level and therefore uses Operating income (loss) as the most directly comparable GAAP measure.

	Power Generation
	GEN - MW	GEN - WE	GEN - NE	OTHER	Total

Operating income (loss)	$95	$36	$34	$(63)	$102
Losses from unconsolidated investments	(34)	-	-	-	(34)
Other items, net	-	-	1	1	2
Depreciation and amortization expense	113	33	16	3	165
EBITDA from continuing operations	174	69	51	(59)	235
EBITDA from discontinued operations (5)	-	1	-	-	1
EBITDA	$174	$70	$51	$(59)	$236

(3)
We recognized a pre-tax charge of approximately $37 million ($23 million after-tax) related to the impairment of Dynegy's investment in PPEA Holding Company, LLC due to the uncertainty and risk surrounding PPEA's financial structure. This charge is included in Earnings (losses) from unconsolidated investments on our Reported Unaudited Condensed Consolidated Statements of Operations and will be further described in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

(4)
We recognized pre-tax income of approximately $6 million ($4 million after-tax) related to the change in fair value of the Plum Point Project interest rate swaps. This income is included in Earnings (losses) from unconsolidated investments on our Reported Unaudited Condensed Consolidated Statements of Operations.

(5)	A reconciliation of EBITDA from discontinued operations to Income from discontinued operations, net of tax, is presented below.

EBITDA from discontinued operations		$1
Depreciation and amortization expense from discontinued operations		-
Income tax benefit from discontinued operations		-
Income from discontinued operations, net of tax		$1

DYNEGY INC.
REPORTED SEGMENTED RESULTS OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2009
(UNAUDITED) (IN MILLIONS)

	Power Generation
	GEN - MW	GEN - WE	GEN - NE	OTHER	Total
Net Loss attributable to Dynegy Inc.					$(680)
Plus / (Less):
Income tax benefit (1)					(120)
Interest expense					196
Depreciation and amortization expense					186
EBITDA (2)	$229	$(177)	$(394)	$(76)	$(418)
Plus / (Less):
Asset impairments (3)	23	-	387	-	410
Goodwill impairments (4)	76	260	97	-	433
Sandy Creek mark-to-market gains (5)	-	(25)	-	-	(25)
Gain on sale of Heard County (6)	-	(10)	-	-	(10)
Mark-to-market losses (gains), net	(40)	11	(37)	-	(66)
Adjusted EBITDA (2)	$288	$59	$53	$(76)	$324

(1)
Includes additional expenses primarily due to nondeductible goodwill, $21 million due to a change in state income tax law and $10 million due to revised assumptions around the ability to utilize certain state deferred tax assets.

(2)
EBITDA and Adjusted EBITDA are non-GAAP financial measures. Please refer to Item 2.02 of our Form 8-K filed on August 6, 2010, for definitions, utility and uses of such non-GAAP financial measures. A reconciliation of EBITDA to Operating income (loss) is presented below. Management does not allocate interest expenses and income taxes on a segment level and therefore uses Operating income (loss) as the most directly comparable GAAP measure.

	Power Generation
	GEN - MW	GEN - WE	GEN - NE	OTHER	Total

Operating income (loss)	$138	$(243)	$(425)	$(87)	$(617)
Earnings from unconsolidated investments	-	20	-	1	21
Other items, net	2	2	-	4	8
Net loss attributable to the noncontrolling interests	3	-	-	-	3
Add: Depreciation and amortization expense	108	30	31	6	175
EBITDA from continuing operations	251	(191)	(394)	(76)	(410)
EBITDA from discontinued operations (7)	(22)	14	-	-	(8)
EBITDA	$229	$(177)	$(394)	$(76)	$(418)

(3)
During the six months ended June 30, 2009, we recognized pre-tax charges of approximately $202 million ($123 million after-tax) related to asset impairments. These impairments were recorded due to management's conclusion that it was more likely than not that these assets would be sold prior to the end of their previously estimated useful lives. Below is the breakdown of these asset impairment charges by region:

	Pre-tax	After-tax
GEN-MW
Bluegrass (a)	$23	$14
Total	$23	$14

GEN-NE
Bridgeport (b)	$179	$109
Total	$179	$109

(a) The Bluegrass power generation facility was sold in the fourth quarter 2009. These charges are included in Income (loss) from discontinued operations, net of tax, on our Reported Unaudited Condensed Consolidated Statements of Operations and are described in our Annual Report on Form 10-K for the year ended December 31, 2009.

(b) These charges are included in Impairments and other charges on our Reported Unaudited Condensed Consolidated Statements of Operations and are described in our Annual Report on Form 10-K for the year ended December 31, 2009.

In addition, GEN-NE also included a $208 million ($129 million after-tax) impairment charge related to our Roseton and Danskammer power generation facilities as a result of continued weakening in forward capacity and forward power prices in certain of the markets in which we operate. This charge is included in Impairments and other charges on our Reported Unaudited Condensed Consolidated Statements of Operations and is described in our Annual Report on Form 10-K for the year ended December 31, 2009.

(4)
We recognized pre-tax charges of approximately $433 million ($433 million after-tax) related to the impairment of our goodwill. These charges are included in Goodwill impairments on our Reported Unaudited Consolidated Statements of Operations and are described in our Annual Report on Form 10-K for the year ended December 31, 2009.

(5)
We recognized pre-tax income of approximately $25 million ($16 million after-tax) related to the change in fair value of the Sandy Creek Project interest rate swaps. This income is included in Earnings (losses) from unconsolidated investments on our Reported Unaudited Condensed Consolidated Statements of Operations.

(6)
We recognized a pre-tax gain of approximately $10 million ($6 million after-tax) on the sale of our Heard County power generation facility. This gain is included in Income (loss) from discontinued operations, net of tax, on our Reported Unaudited Condensed Consolidated Statements of Operations.

(7)	A reconciliation of EBITDA from discontinued operations to Loss from discontinued operations, net of tax, is presented below.

EBITDA from discontinued operations		$(8)
	Depreciation and amortization expense from discontinued operations	(11)
	Income tax benefit from discontinued operations	7
Loss from discontinued operations, net of tax		$(12)

DYNEGY INC.
SUMMARY CASH FLOW INFORMATION (1)
(UNAUDITED) (IN MILLIONS)

	Six Months Ended June 30, 2010			Six Months Ended June 30, 2009
	GEN	OTHER	Total	GEN	OTHER	Total
Adjusted EBITDA (2)	$335	$(59)	$ \ 276	$400	$(76)	$324
Interest payments (3)	-	(179)	(179)	-	(183)	(183)
Cash taxes	-	(6)	(6)	-	(2)	(2)
Working capital / non-cash adjustments / other changes	300	(22)	278	(57)	8	(49)
Adjusted Cash Flow from Operations (4)	635	(266)	369	343	(253)	90
Maintenance capital expenditures	(76)	(4)	(80)	(74)	(3)	(77)
Environmental capital expenditures	(121)	-	(121)	(169)	-	(169)
Adjusted Free Cash Flow (4)	$438	$(270)	$168	$100	$(256)	$(156)

Net cash used in Investing Activities			$(521)			$(213)

Net cash provided by (used in) Financing Activities			$(36)			$54

(1)
This presentation is intended to demonstrate the relationship between the performance measure of Adjusted EBITDA and the liquidity measure of Adjusted Free Cash Flow. We believe it is useful to our analysts and investors to understand this relationship because it demonstrates how the cash generated by our operations is used to satisfy various liquidity requirements. This presentation is not intended to be a reconciliation of non-GAAP measures pursuant to Regulation G. Such reconciliations of these non-GAAP financial measures to GAAP measures can be found below.

(2)
Adjusted EBITDA is a non-GAAP financial measure. Please refer to Item 2.02 of our Form 8-K filed on August 6, 2010, for definitions, utility and uses of such non-GAAP financial measures. Please see Reported Segmented Results of Operations for the six months ended June 30, 2010, and June 30, 2009, for a reconciliation of Adjusted EBITDA to Net loss attributable to Dynegy Inc.

(3)	Includes $5 million of interest payments related to Plum Point for the six months ended June 30, 2009.

(4)
Adjusted Cash Flow from Operations and Adjusted Free Cash Flow are non-GAAP financial measures. Please refer to Item 2.02 of our Form 8-K filed on August 6, 2010, for definitions, utility and uses of such non-GAAP financial measures. A reconciliation of Adjusted Cash Flow from Operations and Adjusted Free Cash Flow to Cash Flow from Operations is presented below.

	Six Months Ended June 30, 2010			Six Months Ended June 30, 2009
	GEN	OTHER	Total	GEN	OTHER	Total
Cash Flow from Operations	$635	$(267)	$368	$338	$(278)	$60
Legal and regulatory payments	-	1	1	5	6	11
Payment for JV Dissolution	-	-	-	-	19	19
Adjusted Cash Flow from Operations	635	(266)	369	343	(253)	90
Maintenance capital expenditures	(76)	(4)	(80)	(74)	(3)	(77)
Environmental capital expenditures	(121)	-	(121)	(169)	-	(169)
Adjusted Free Cash Flow	$438	$(270)	$168	$100	$(256)	$(156)

DYNEGY INC.
OPERATING DATA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
GEN - MW
Million Megawatt Hours Generated	5.6	5.9	12.0	12.5
In Market Availability for Coal Fired Facilities (1)	83%	92%	89%	88%
Average Capacity Factor for Combined Cycle Facilities (2)	25%	28%	20%	29%
Average Quoted On-Peak Market Power Prices ($/MWh) (3):
Cinergy (CIN Hub)	$41	$34	$42	$37
Commonwealth Edison (NI Hub)	$40	$32	$41	$36
PJM West	$52	$40	$52	$48
Average On-Peak Market Spark Spreads ($/MWh) (4):
PJM West	$19	$12	$14	$12

GEN - WE
Million Megawatt Hours Generated (5)	0.5	1.3	1.9	2.8
Average Capacity Factor for Combined Cycle Facilities (2)	17%	21%	38%	23%
Average Quoted On-Peak Market Power Prices ($/MWh) (3):
North Path 15 (NP 15)	$36	$31	$41	$36
Average On-Peak Market Spark Spreads ($/MWh) (4):
North Path 15 (NP 15)	$2	$5	$5	$5

GEN - NE
Million Megawatt Hours Generated	1.6	2.1	3.1	5.3
In Market Availability for Coal Fired Facilities (1)	96%	92%	94%	95%
Average Capacity Factor for Combined Cycle Facilities (2)	38%	39%	33%	44%
Average Quoted On-Peak Market Power Prices ($/MWh) (3):
New York - Zone G	$53	$44	$55	$53
New York - Zone A	$41	$31	$40	$39
Mass Hub	$49	$39	$52	$49
Average On-Peak Market Spark Spreads ($/MWh) (4):
New York - Zone A	$7	$2	$3	$6
Mass Hub	$17	$11	$13	$11
Fuel Oil	$(77)	$(53)	$(74)	$(31)

Average Natural Gas Price - Henry Hub ($/MMBtu) (6)	$4.30	$3.69	$4.73	$4.13

(1)	Reflects the percentage of generation available during periods when market prices are such that these units could be profitably dispatched.

(2)	Reflects actual production as a percentage of available capacity.

(3)	Reflects the average of day-ahead quoted prices for the periods presented and does not necessarily reflect prices we realized.

(4)
Reflects the simple average of the spark spread available to a 7.0 MMBtu / MWh heat rate generator selling power at day-ahead prices and buying delivered natural gas or fuel oil at a daily cash market price and does not reflect spark spreads available to us.

(5)
Includes our ownership percentage in the MWh generated by our GEN-WE investment in the Black Mountain power generation facility for the three and six months ended June 30, 2010, and June 30, 2009, respectively.

(6)	Reflects the average of daily quoted prices for the periods presented and does not reflect costs incurred by us.

DYNEGY INC.
LS TRADED ASSETS
THREE MONTHS ENDED JUNE 30, 2009
(UNAUDITED) (IN MILLIONS)

	LS Traded Assets - Continuing							LS Traded Assets - Discontinued
	Renaissance	Riverside/ Foothills	Rocky Road	Tilton	Sandy Creek	Bridgeport	Total LS Traded Assets - Continuing	*Bluegrass (Disc ops)	*Arlington/Griffith (Disc ops)	Total LS Traded Assets - Discontinued	Total LS Traded Assets - Continuing/Discontinued
EBITDA	$2	$7	$1	$1	$13	$(173)	$(149)	$(17)	$13	$(4)	$(153)
Plus / (Less):										-	-
Impairments	-	-	-	-	-	179	179	18	-	18	197
Sandy Creek mark-to- market gains	-	-	-	-	(15)	-	(15)	-	-	-	(15)
Mark-to-market gains	-	(2)	-	-	-	(1)	(3)	(1)	(7)	(8)	(11)
Adjusted EBITDA	$2	$5	$1	$1	$(2)	$5	$12	$-	$6	$6	$18

	LS Traded Assets - Continuing							LS Traded Assets - Discontinued
	Renaissance	Riverside/ Foothills	Rocky Road	Tilton	Sandy Creek	Bridgeport	Total LS Traded Assets - Continuing	Bluegrass (Disc ops)	*Arlington/Griffith (Disc ops)	Total LS Traded Assets - Discontinued	Total LS Traded Assets - Continuing/Discontinued

Revenues	$5	$8	$2	$1	$-	$35	$51	$2	$41	$43	$94
Cost of sale	(2)	-	-	-	-	(24)	(26)	-	(22)	(22)	(48)
Operating and maintenance expense, exclusive of depreciation shown separately below	(1)	(1)	(1)	-	-	(5)	(8)	(1)	(6)	(7)	(15)
Depreciation and amortization expense	(2)	(2)	(1)	(3)	-	(4)	(12)	-	(5)	(5)	(17)
Impairment and other charges	-	-	-	-	-	(179)	$(179)	(18)	-	(18)	(197)
Operating income (loss)	$-	$5	$-	$(2)	$-	$(177)	$(174)	$(17)	$8	$(9)	$(183)
Earnings from unconsolidated investments	-	-	-	-	13	-	13	-	-	-	13
Depreciation and amortization expense	2	2	1	3	-	4	12	-	5	5	17
EBITDA from continuing operations & Disc ops	$2	$7	$1	$1	$13	$(173)	$(149)	$(17)	$13	$(4)	$(153)

DYNEGY INC.
2010 EARNINGS ESTIMATES (1)
(IN MILLIONS)

	Power Generation
	GEN - MW		GEN - WE		GEN - NE		Total GEN		OTHER		Total
Adjusted Gross Margin (2)	$595	$630	$240	$250	$230	$250	$1,065	$1,130	$-	$-	$1,065	$1,130
Operating Expenses	(205)	(205)	(105)	(105)	(155)	(155)	(465)	(465)	-	-	(465)	(465)
General and Administrative Expense	-	-	-	-	-	-	-	-	(135)	(135)	(135)	(135)
Other Items, Net	-	-	-	-	-	-	-	-	-	-	-	-
Adjusted EBITDA (2)	$390	$425	$135	$145	$75	$95	$600	$665	$(135)	$(135)	$465	$530

2010 CASH FLOW ESTIMATES (1) (3) (IN MILLIONS)
	GEN		OTHER		Total
Adjusted EBITDA (2)	$600	$665	$(135)	$(135)	$465	$530
Cash Interest Payments	-	-	(380)	(380)	(380)	(380)
Cash Tax Payments	-	-	(5)	(5)	(5)	(5)
Collateral	-	-	175	175	175	175
Working Capital / Other Changes	(60)	(60)	5	5	(55)	(55)
Adjusted Cash Flow from Operations (4)	540	605	(340)	(340)	200	265
Maintenance Capital Expenditures	(110)	(110)	(10)	(10)	(120)	(120)
Environmental Capital Expenditures	(200)	(200)	-	-	(200)	(200)
Capitalized Interest	(25)	(25)	-	-	(25)	(25)
Adjusted Free Cash Flow (4)	$205	$270	$(350)	$(350)	$(145)	$(80)

Net Cash Used in Investing Activities					$(700)	$(700)

Net Cash Used in Financing Activities					$(65)	$(65)

(1)
2010 estimates are based on quoted forward commodity price curves using a $4.80/MMBtu gas price as of July 6, 2010.  Actual results may vary materially from these estimates based on changes in commodity prices, among other things, including operational activities, legal settlements, financing or investing activities and other uncertain or unplanned items. Reduced 2010 and forward adjusted EBITDA or free cash flow could result from potential divestitures of (a) non-core assets where the earnings potential is limited, or (b) assets where the value that can be captured through a divestiture is believed to outweigh the benefits of continuing to own or operate such assets. Divestitures could also result in impairment charges.

(2)
EBITDA, Adjusted EBITDA and Adjusted Gross Margin are non-GAAP financial measures. Please refer to Item 2.02 of our Form 8-K filed on August 6, 2010, for definitions, utility and uses of such non-GAAP financial measures. Reconciliations of consolidated EBITDA and Adjusted EBITDA to Net Loss attributable to Dynegy Inc. and Adjusted Gross Margin to Operating Income (loss) are presented below. Management does not allocate interest expenses and income taxes on a segment level and therefore uses Operating Income (loss) as the most directly comparable GAAP measure. Accordingly, a reconciliation of EBITDA and Adjusted EBITDA to Operating Income (loss) on a segment level is also presented below.

	Power Generation
	GEN - MW		GEN - WE		GEN - NE		Total GEN		OTHER		Total

Operating Income (Loss)	$110	$145	$60	$70	$25	$45	$195	$260	$(145)	$(145)	$50	$115
Losses From Unconsolidated Investments	(35)	(35)	-	-	-	-	(35)	(35)	-	-	(35)	(35)
Other Items, Net	-	-	-	-	-	-	-	-	-	-	-	-
Add: Depreciation and Amortization Expense	230	230	65	65	35	35	330	330	10	10	340	340
EBITDA	$305	$340	$125	$135	$60	$80	$490	$555	$(135)	$(135)	$355	$420
Plus / (Less):
Asset impairment	40	40	-	-	-	-	40	40	-	-	40	40
Plum Point Mark-to- Market Gains	(5)	(5)	-	-	-	-	(5)	(5)	-	-	(5)	(5)
Mark-to-Market Losses, net	50	50	10	10	15	15	75	75	-	-	75	75
Adjusted EBITDA	$390	$425	$135	$145	$75	$95	$600	$665	$(135)	$(135)	$465	$530

	Power Generation
	GEN - MW		GEN - WE		GEN - NE		Total GEN		OTHER		Total
Adjusted Gross Margin	$595	$630	$240	$250	$230	$250	$1,065	$1,130	$-	$-	$1,065	$1,130
Mark-to-Market Losses	(50)	(50)	(10)	(10)	(15)	(15)	(75)	(75)	-	-	(75)	(75)
Operating Expenses	(205)	(205)	(105)	(105)	(155)	(155)	(465)	(465)	-	-	(465)	(465)
Depreciation and Amortization Expense	(230)	(230)	(65)	(65)	(35)	(35)	(330)	(330)	(10)	(10)	(340)	(340)
General and Administrative Expenses	-	-	-	-	-	-	-	-	(135)	(135)	(135)	(135)
Operating Income (Loss)	$110	$145	$60	$70	$25	$45	$195	$260	$(145)	$(145)	$50	$115

	Total
Net Loss attributable to Dynegy Inc.	$(205)	$(165)
Add Back:
Income Tax Benefit	(155)	(130)
Interest Expense	375	375
Depreciation and Amortization Expense	340	340
EBITDA	$355	$420
Plus / (Less):
Asset Impairment	40	40
Plum Point Mark-to- Market Gains	(5)	(5)
Mark-to-Market Losses, net	75	75
Adjusted EBITDA	$465	$530

(3)	This presentation is not intended to be a reconciliation of non-GAAP measures pursuant to Regulation G.

(4)
Adjusted Cash Flow from Operations and Adjusted Free Cash Flow are non-GAAP financial measures. Please refer to Item 2.02 of our Form 8-K filed on August 6, 2010, for definitions, utility and uses of such non-GAAP financial measures. A reconciliation of Adjusted Cash Flow from Operations and Adjusted Free Cash Flow to Cash Flow from Operations is presented below.

	GEN		OTHER		Total
Cash Flow and Adjusted Cash Flow From Operations	$540	$605	$(340)	$(340)	$200	$265
Maintenance Capital Expenditures	(110)	(110)	(10)	(10)	(120)	(120)
Environmental Capital Expenditures	(200)	(200)	-	-	(200)	(200)
Capitalized Interest	(25)	(25)	-	-	(25)	(25)
Adjusted Free Cash Flow	$205	$270	$(350)	$(350)	$(145)	$(80)